EXHIBIT 99.1

Louis Rogers, President	Media Contact: Jill Swartz
NNN Apartment REIT, Inc.	714-667-8252 ext. 251
1551 N. Tustin Ave., Suite 200	jswartz@1031nnn.com
Santa Ana, CA 92705
714-667-8252
lrogers@1031nnn.com
NNN APARTMENT REIT ACQUIRES FIRST PROPERTY,
WALKER RANCH APARTMENT HOMES, LOCATED IN SAN ANTONIO, TEXAS
Board of Directors declares a 6% distribution to stockholders
Santa Ana, California, November 1, 2006 – On October 31, 2006, NNN Apartment REIT, Inc., or the Company, acquired its first property, Walker Ranch Apartment Homes. In addition, the Company’s Board of Directors declared a 6% distribution to stockholders to be paid the first week of December 2006. As of November 1, 2006, the Company has raised over $7 million through its initial public offering.
NNN Apartment REIT purchased Walker Ranch Apartment Homes for $30.75 million from Thompson Realty, an unaffiliated third party. The Company financed a portion of the purchase price with borrowings from Wachovia Bank, National Association. The Company entered into agreements to obtain a $75 million secured revolving line of credit and a $15 million secured mezzanine line of credit with Wachovia Bank on October 31, 2006.
Walker Ranch is a 325-unit class-A apartment property located at 14500 Blanco Road in San Antonio, Texas. The property consists of 17 two-and three-story apartment buildings, 77 attached garages, 32 detached garages, and 20 carports. The property also has a clubhouse containing a state-of-the-art fitness center, 24-hour business center, leasing office and a separate building with a laundry facility. The property totals approximately 285,000 net rentable square feet and is situated on roughly 20 acres. The property was completed in the second quarter of 2006 and is currently about 98% occupied. The property offers two resort style pools and a spa, 9-foot ceilings, crown molding, oval soaking tubs and Italian granite countertops in the kitchens.
“Walker Ranch is a quality property in a great location,” said Louis Rogers, President of the Company, “The first acquisition for Apartment REIT is indicative of the types of properties we are looking to acquire on behalf of investors.”
Triple Net Properties, LLC, the sponsor for NNN Apartment REIT, Inc. manages a growing portfolio of over 30.9 million square feet of commercial properties, including over 5,100 apartment units, with a combined market value of over $4.1 billion from their headquarters in Santa Ana, California and numerous regional offices. Triple Net Properties, LLC and its affiliates are currently buying and selling properties throughout the United States.
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This press release contains certain forward-looking statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.